EXHIBIT 99.2

Capital Senior Living Corporation

January 31, 2006

Mr. David R. Jarvis,

Chief Executive Officer

Mr. Malcolm F. MacLean IV,

President

Mercury Real Estate Advisors

100 Field Point Road

Greenwich, CT 06830

Dear Messrs. Jarvis and MacLean:

This letter is being sent at the direction of the independent members of the Board of Directors of Capital Senior Living Corporation, and on behalf of the entire Board, in response to your letter dated December 21, 2005. Many of the concerns raised in your letter are addressed by the Company’s 2006 Business Plan, which was reviewed and approved by the Board last Fall but which had not been publicly summarized until after you sent your letter.

After carefully considering your letter, the Board of Directors once again reviewed the 2006 Business Plan and unanimously reaffirmed it as the basis for the Company’s strategic direction. The Board of Directors unanimously believes, and we hope you will agree, that in light of the strategic initiatives included in the 2006 Business Plan, a sale of the Company is not the best way to create shareholder value and is not in the best interests of our shareholders.

The 2006 Business Plan is summarized in the Company’s January 10, 2006 Form 8-K and includes the joint venture with G.E. Healthcare Financial Services that we announced on January 13. A number of other projects contemplated by the Business Plan are underway but are not yet ready to be announced. The Board of Directors believes that these initiatives – which focus on providing significant income and asset growth potential, maximizing our return on invested capital, and strengthening our balance sheet – will position Capital Senior Living for significant and profitable growth and provide a strategy for value creation that is superior to a sale of the Company.

14160 DALLAS PARKWAY • SUITE 300 • DALLAS, TEXAS 75254

PHONE 972 770 5600 • FAX 972 770 5666 • WWW.CAPITALSENIOR.COM

Mr. David R. Jarvis

Mr. Malcolm F. MacLean IV

January 31, 2006

We would be pleased to meet with you to discuss the details of our 2006 Business Plan and to address the advantages of this strategic direction. In order to do so, however, we would have to ask that you sign an appropriate confidentiality agreement. Many of the details of the Business Plan involve specific transactions being negotiated or that will be negotiated, and they also involve confidentiality undertakings to our strategic partners.

Should you determine that a meeting with us would be productive, please contact either of us at your convenience. If you do not believe that a meeting would be helpful, we encourage you to watch for additional announcements in the coming months as we execute on our 2006 Business Plan.

On behalf of the Board of Directors,

/s/ James A. Stroud	/s/ Lawrence A. Cohen
James A. Stroud	Lawrence A. Cohen
Chairman of the Board	Vice Chairman of the Board

JAS:bm

The forward-looking statements in this letter are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, to negotiate sale/leasebacks and joint ventures on favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

14160 DALLAS PARKWAY • SUITE 300 • DALLAS, TEXAS 75254

PHONE 972 770 5600 • FAX 972 770 5666 • WWW.CAPITALSENIOR.COM